UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2015

Torvec, Inc.

(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg. 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07             Submission of Matters to a Vote of Security Holders.

On December 7, 2015, Torvec, Inc. held a special meeting of its preferred shareholders at its offices in Rochester, New York. Only holders of the company's preferred stock at the close of business on November 19, 2015 were entitled to vote at the special meeting. As of that date, the following shares of the company’s preferred stock were issued and outstanding:

●	565,721 shares of Class A Non-Voting Cumulative Convertible Preferred Stock (“Class A Preferred Shares”);
●	67,500 shares of Class B Non-Voting Cumulative Convertible Preferred Stock (“Class B Preferred Shares”);
●	16,250,000 shares of Series C Voting Convertible Preferred Stock; and
●	25,000,000 shares of Series C-2 Voting Convertible Preferred Stock (“Series C-2 Preferred Shares”).

Shareholders representing a quorum for the transaction of business were present in person or my proxy at the special meeting.

At the special meeting, the preferred shareholders voted on one proposal: to approve an amendment to the company’s certificate of incorporation creating and fixing the rights and preferences of a new series of preferred stock designated as Series C-3 Voting Convertible Preferred Stock (the “Series C-3 Preferred Shares”). The proposal was approved by the holders of (i) a majority of the issued and outstanding Class A Preferred Shares and Class B Preferred Shares entitled to vote, voting together as a single class; (ii) a majority of the issued and outstanding Class A Preferred Shares, Class B Preferred Shares, Series C Preferred Shares and Series C-2 Preferred Shares entitled to vote, voting together as a single class; (iii) at least two-thirds of the issued and outstanding Series C Preferred Shares entitled to vote, voting separately as a class; and (iv) at least two-thirds of the issued and outstanding Series C-2 Preferred Shares entitled to vote, voting separately as a class. The number of shares that voted for, against or abstained from voting, on the proposal are summarized in the table below.

Series	Votes For	Votes Against	Abstentions
Class A Preferred Shares	312,012	0	253,709
Class B Preferred Shares	67,500	0	0
Series C Preferred Shares	15,587,500	0	662,500
Series C-2 Preferred Shares	24,975,000	0	25,000

The company intends to file the certificate of amendment creating the Series C-3 Preferred Shares prior to the initial closing of the offering of Series C-3 Preferred Shares described under Item 8.01.

The Series C-3 Preferred Shares are convertible into shares of the company’s common stock at the rate of one-to-one, subject to adjustment in some circumstances. The Series C-3 Preferred Shares have an aggregate liquidation preference of up to $2,500,000, ranking pari passu with the Series C Preferred Shares and Series C-2 Preferred Shares and senior to the company’s common stock, the Class A Preferred Shares and Class B Preferred Shares. The Series C-3 Preferred Shares are not entitled to receive preferred dividends and have no redemption rights, but are entitled to participate, on an as converted basis, with holders of the company’s common stock in dividends and distributions. The Series C-3 Preferred Shares vote with the company’s common stock on an as-converted basis and have certain protective provisions.

Item 8.01             Other Events

On December 8, 2015, the company commenced the offering of up to $2,500,000 of the Series C-3 Preferred Shares at the price of $0.25 per share in a private placement pursuant to Rule 506(c) of Regulation D under the Securities Act of 1933. The offering is being made only to “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. The initial closing of the offering is subject to the company selling at least $1,000,000 of Series C-3 Preferred Shares. The offering will remain open until January 11, 2016 (subject to an extension of 30 days at the company’s discretion). Certain directors and executive officers of the company have indicated that they intend to subscribe for Series C-3 Preferred Shares in the offering. A special committee of the company’s board of directors consisting of three directors who will not purchase any Series C-3 Preferred Shares in the offering determined the price per share at which the Series C-3 Preferred Shares would be sold and approved the participation in the offering of the other directors and executive officers of the company

The company will give a preference in the offering to holders of record of its common stock as of the close of business on December 4, 2015 who are accredited investors and currently reside in the United States. In order for those shareholders to receive a preference in the acceptance of subscriptions to purchase Series C-3 Preferred Shares, the company must receive their subscriptions no later than 5:00 p.m. Eastern Time on December 30, 2015.

The Series C-3 Preferred Shares will not be registered under the Securities Act of 1933. Accordingly, those shares and the shares of common stock issuable upon their conversion are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933 and may not be offered for resale or resold or otherwise transferred except pursuant to a registration statement under the Securities Act of 1933 or an applicable exemption from registration requirements.

This information set forth herein is neither an offer to sell, nor a solicitation of an offer to buy, any Series C-3 Preferred Shares, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec, Inc.
December 11, 2015	By:	/s/ Kathleen A. Browne

Kathleen A. Browne
Chief Financial and Principal Accounting Officer

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